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                                                                    EXHIBIT 10.6

                       TECHNOLOGY CROSS LICENSE AGREEMENT

        This TECHNOLOGY CROSS LICENSE AGREEMENT (this "Agreement") is made and entered into this 1st day of January, 1999 (the "Effective Date"), by and between Networks Associates Technology Corp (hereinafter referred to as "NAI"), a corporation organized and existing under the laws of the State of Delaware, Networks Associates, Inc., a corporation organized and existing under the laws of the State of Delaware, doing business in the name of Network Associates, Inc., and having its principal place of business at 3965 Freedom Circle, Santa Clara, CA 95054 ("Parent"), and McAfee.com, a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 2805 Bowers Avenue, Santa Clara CA 95051 ("McAfee.com").

                                    RECITALS

        WHEREAS, the parties have determined to separate McAfee.com into a separate, publicly traded company; and

        WHEREAS, the parties desire that McAfee.com utilize NAI's copyrights, trademarks, patents, trade secrets and proprietary rights ("Intellectual Property Rights"), and that NAI utilize McAfee.com's Intellectual Property Rights;

        WHEREAS, the parties agree that in consideration of the rights granted each party will agree to limit the party's field of business within the scope of a permitted business purpose; and

        WHEREAS, as a material inducement for McAfee.com to enter into this Agreement Parent has agreed to act as the guarantor of all NAI's duties, obligations and liabilities hereunder;

        NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING AND THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED HEREIN, THE PARTIES HERETO HEREBY AGREE AS
FOLLOWS:

                                   DEFINITIONS

        1.1 "Confidential Information" means all documents, disclosures and written or oral statements disclosed by a party (the "Disclosing Party") to the other party (the "Receiving Party") shall be deemed "Confidential Information" unless clearly marked otherwise or if the information in such documents, disclosures or statements is non-confidential pursuant to Section 8 below. Except as provided herein, "Confidential Information" shall include, without limitation, proprietary, technical, marketing, operating, performance, cost, business pricing policies, programs, inventions, discoveries, trade secrets, techniques, processes, computer programming techniques, and all record bearing media containing or disclosing such information and techniques disclosed pursuant to this Agreement. Any source code or unlinked object



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files or modules disclosed by the Disclosing Party to the Receiving Party shall be deemed "Confidential Information" unless it is clearly and in writing marked as "Non-Confidential."

        1.2 "Derivative Works" means a derivative work within the meaning of the Copyright Act of 1976 (as amended) including, without limitation, any modification, revision, port, translation, abridgment, condensation or expansion of either the McAfee.com Licensed Product or the NAI Licensed Product (each a "Licensed Product" as the case may be in context), or any form in which the Licensed Product is recast, transferred, transformed or adapted, which, if prepared without the rights granted under this Agreement, would result in copyright infringement.

        1.3 "End User" means a sub-licensor of a software product who acquires the right to use the software product under a License for single-node, individual-consumer home office or single-node, individual-small office use only and not for resale or multi-user usage.

        1.4 "EULA(s)" means the End User license agreement(s) to be provided with each Licensed Product in accordance with the terms of this Agreement.

        1.5 "Evaluation" means any distribution of a software product whereby the user is reviewing, testing or evaluating the software and has a limited right of use subject to a maximum sixty (60) day non-recurring limited use EULA.

        1.6 "License" means any End-User sub-license whether subscription or perpetual.

        1.7 "Licensee" or "Licensor" means for purposes of this Agreement, depending upon the context of use, either NAI or McAfee.com shall be identified as the "Licensee" or "Licensor" of either the NAI Licensed Products or the McAfee.com Licensed Products.

        1.8 "McAfee.com Copyright Claim" means the rights under the Copyright Act of 1976 (as amended) in and to any McAfee.com Licensed Product, any Derivative Work thereof created by or for McAfee.com, any Derivative Work created by or for McAfee.com of an NAI Licensed Product and any work included therein within the meaning of the Copyright Act of 1976 (as amended), including, without limitation, any original software, in source or binary format.

        1.9 "McAfee.com Permitted Business Purpose" means the Sale or Licensing of software products to or software services to Permitted OEMs (as defined in and limited by the license granted in Section 2.2 (a)), and to End Users solely via the Internet .

        1.10 "McAfee.com Licensed Product" means any software product, in Source Code or Object Code form, purchased, produced or developed using any method within the scope of a McAfee.com Copyright Claim.

        1.11 "McAfee.com Patent Rights" means all patent rights arising out of all patent applications and all U.S and foreign patent rights issued, transferred or assigned to McAfee.com, or any subsidiaries, partnerships or joint ventures of McAfee.com (provided that with respect to such subsidiary, partnership or joint venture (i) McAfee.com and/or its affiliates own more than 51% of the voting control of such subsidiary, partnership or joint venture; or
(ii) on the date it the patent is issued , products which are the fundamental object of protection by the patent are competitive with



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then existing NAI products), during the Term of this Agreement and all divisions, continuations, continuations-in-part, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; and all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues, and re-examinations.

        1.12 "McAfee.com Trademarks" means the trademarks, trade dress, logos and designs from time to time owned by McAfee.com.

        1.13 "McAfee.com Site" means any McAfee.com owned or licensed site(s) on the World Wide Web.

        1.14 "NAI Copyright Claim" means the rights under the Copyright Act of 1976 (as amended) in and to any NAI Licensed Product, any Derivative Work thereof created by or for NAI, any Derivative Work of a McAfee.com Licensed Product created by or for NAI, and any work included therein within the meaning of the Copyright Act of 1976 (as amended), including, without limitation, any original software, in source or binary format.

        1.15 "NAI Permitted Business Purpose" means any business purpose other than the McAfee.com Permitted Business Purpose. NAI Permitted Business Purpose includes, but is not limited to, (i) enterprise-wide, multi-user Licensing, subscription or Sale of software products or services to third party businesses through any method of distribution including the World Wide Web, and
(ii) Licensing, subscription or Sale of software products or services to End Users that is distributed or initiated by any method other than the Internet.

        1.16 "NAI Licensed Product" means any software product, in Source Code or Object Code form, purchased, produced or developed using any method within the scope of a NAI Copyright Claim.

        1.17 "NAI Patent Rights" means all U. S. and foreign patent rights issued, transferred or assigned to NAI, or any subsidiaries (other than McAfee.com), partnerships or joint ventures of NAI (provided that with respect to such subsidiary, partnership or joint venture (i) NAI and/or its affiliates own more than 51% of the voting control of such subsidiary, partnership or joint venture; or (ii) on the date it the patent is issued , products which are the fundamental object of protection by the patent are competitive with then existing McAfee.com products), during the Term of this Agreement and all divisions, continuations, continuations-in-part, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; and all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues, and re-examinations.

        1.18 "NAI Trademarks" means the trademarks, trade dress, logos and designs from time to time owned by NAI.

        1.19 "Net Revenue" means actually recognized revenue derived from any subscription or service for the Sale or License of any NAI Licensed Product by McAfee.com, sold as a stand alone product or bundled with other NAI Licensed Products, McAfee.com Licensed Products or products, or third party products or services, less any third party, non-NAI royalty payments due and owing, accrued or recognized, as reasonably determined by McAfee.com.



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        1.20    "Object Code" means the binary machine-executable form of
computer software programming code, including scripts and HTML pages.

        1.21 "Patent Rights" means the McAfee.com Patent Rights or the NAI Patent Rights, as applicable.

        1.22 "Sale" of a product, or to "Sell" a product means the sale, license, lease, or other transfer or disposition of that product, or to commence productive use of such product, provided, however, that in no event will Sell or Sale be deemed to authorize the "first sale" within the meaning of the Copyright Act of 1976 (as amended) by a person or entity who is not the holder of the copyright and/or patent right for such product.

        1.23 "Source Code" means the human-readable form of computer programming code and compiled but unlinked object code or unlinked object modules.

        1.24    "Term" has the meaning set forth in Section 9.1.

        1.25 "Upgrades" means any update, enhancement, new release or new version of a software product of a party which (i) is prepared by or for such party, (ii) is substantially similar to such software product, (iii) is generally released by such party, and (iv) is marketed under the same product number and nomenclature as such software product, including, without limitation, major and minor upgrades to such product, and any functional supersets thereto.

                                   SECTION 2.

                               TECHNOLOGY LICENSES

        2.1     Patent License Grants.

                (a) To McAfee.com. Subject to the terms and conditions of this Agreement, during the Term NAI hereby grants McAfee.com a worldwide, nonexclusive, nontransferable license under the NAI Patent Rights to make, have made, import, use, offer for Sale, Sell or License NAI Licensed Products alone or bundled with other products solely for the McAfee.com Permitted Business Purpose.

                (b) To NAI. Subject to the terms and conditions of this Agreement, during the Term McAfee.com hereby grants NAI a non-exclusive, non-transferable license under the McAfee.com Patent Rights to make, have made, import, use, offer for Sale, Sell or License McAfee.com Licensed Products alone or bundled with other products and for the NAI Permitted Business Purpose.

                (c) Protection. The Licensee under this Section 2.1 agrees to mark all of the products licensed hereunder that the licensee Sells pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

                (d) Ownership. At all times the owner of the patent rights licensed hereunder will retain ownership of its patent rights and, subject to the terms hereof, may use and commercialize its own patent rights itself or with third parties.


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        2.2     Software License Grants.

                (a)(a) To McAfee.com. Subject to the terms and conditions of this Agreement, during the Term NAI grants to McAfee.com the following worldwide, nonexclusive (except to the limited extent set forth in Section 2.3, in which it is exclusive), royalty-bearing and nontransferable licenses, under NAI's copyrights and trade secrets in and to the NAI Licensed Products and solely for the McAfee.com Permitted Business Purpose:

                        (i) To distribute the then current release of the NAI Licensed Products (A) alone or bundled with McAfee.com Licensed Products or other products; and to reproduce and use copies of the NAI Licensed Products therefor; or (B) to third party OEMs for the sole purpose of bundling the NAI Licensed Products with such third party's products and distributing the bundled products to End Users ("Permitted OEMs").

                        (ii) To use, manufacture, reproduce, incorporate, build, integrate, package or repackage NAI Licensed Products media, alone or bundled with McAfee.com Licensed Products or other products.

                        (iii) To sublicense the NAI Licensed Products to End Users, alone or bundled with McAfee.com Licensed Products or any third party products.

                        (iv) To distribute and use NAI Licensed Products for help desk, development testing, demonstration and internal use purposes on McAfee.com's computers for technical support, service, training, and sales promotion, and to copy NAI Licensed Products for such purposes without charge.

                        (v) To use, reproduce and prepare Derivative Works of the NAI Licensed Products and to use, reproduce, manufacture, have manufactured, distribute and sublicense such Derivative Works.

                (b) To NAI. Subject to the terms and conditions of this Agreement, McAfee.com grants to NAI the following worldwide, non-exclusive (except to the limited extent as set forth in Section 2.3, in which it is exclusive), royalty-bearing and nontransferable licenses, under McAfee.com's copyrights and trade secrets in and to the McAfee.com Licensed Products and solely for the NAI Permitted Business Purpose :

                        (i)     To distribute the McAfee.com Licensed Products:
(A) alone or bundled with NAI Licensed Products or other products; and to reproduce and use copies of the McAfee.com Licensed Products therefor; and (B) to third party OEMs for the purpose of bundling the McAfee.com Licensed Products with such third party's products and distributing the bundled products to End Users.

                        (ii) To manufacture, reproduce, incorporate, build, integrate, package or repackage McAfee.com Licensed Products media, alone or bundled with NAI Licensed Products or any third party products.


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                        (iii)   To sublicense McAfee.com Licensed Products to
End Users, alone or bundled with NAI Licensed Products or other products.

                        (iv) To distribute and use McAfee.com Licensed Products for help desk, development testing, evaluation, demonstration and internal use purposes on NAI's computers for technical support, service, training, and sales promotion, and to copy McAfee.com Licensed Products for such purposes without charge.

                (c) To use, reproduce and prepare Derivative Works of the McAfee.com Licensed Products and to use, reproduce, manufacture, have manufactured, distribute and sublicense such Derivative Works.

        2.3     Exclusivity.

                (a) During the term of this Agreement, the rights granted by NAI pursuant to Section 2.2(a) shall be exclusive within the scope of the McAfee.com Permitted Business Purpose. Such exclusive shall extend to the actions of NAI. Further, NAI shall not grant to any third party any of the rights enumerated in Section 2.2 for use within the McAfee.com Permitted Business Purpose.

                (b)(b) During the term of this Agreement, the rights granted by McAfee.com pursuant to Section 2.2(b) shall be exclusive within the scope of the NAI Permitted Business Purpose. Such exclusive shall extend to the actions of McAfee.com. Further, McAfee.com shall not grant to any third party any of the rights enumerated in Section 2.2 for use within the NAI Permitted
Business Purpose.

        2.4 User Documentation. Subject to the terms and conditions of this Agreement, NAI hereby grants to McAfee.com a worldwide, nonexclusive, nontransferable license, under NAI's copyrights in and to the User Documentation, to use and prepare Derivative Works of the User Documentation and to reproduce and distribute the User Documentation and Derivative Works thereof prepared pursuant to this Section 2.4, to End Users in connection with the permitted distribution of NAI Licensed Products.

        2.5 Bugs Reports and Bug Fixes. Each party as Licensee will from time to time provide to the Licensor available information regarding bugs or errors in the Licensor's products, and with any fixes or corrections to such bugs or errors that it may develop for such products in Source Code form. Upon delivery, such bug fixes and error corrections shall be considered "NAI Licensed Products" or "McAfee.com Licensed Products" as applicable for purposes of this Agreement. The Licensee will include with such Source Code deliveries a description of the bug or error as available.

        2.6 Enhancements; Derivative Works. Each party will retain all right, title and interest in and to any modifications or Derivative Works it creates with respect to its own or the other party's Licensed Products. The creating party will promptly provide to the other party any such modifications to or Derivative Works (in Source Code form) arising out of the other party's Licensed Products. Upon delivery, such modifications and Derivative Works shall be and hereby are licensed to the other party pursuant to the terms of Section 2.2(a) or (b) as appropriate; provided, however the Licensee under this Section
2.6 shall pay a royalty with respect to such modifications of Derivative Works as set forth in



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Section 6. Except as expressly set forth herein the respective party as Licensor shall not have a duty or obligation to support the Derivative Works provided to the other party as Licensee.

        2.7 No Implied Rights. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppel or otherwise.

        2.8 Mutual Exclusive Use. Nothing in this Agreement shall be deemed to prohibit either party from selling, using, marketing, distributing products or technology, or otherwise engaging in any commercial activities outside their respective Permitted Business Purpose, other than with respect to such activities involving the McAfee.com Licensed Products and NAI Licensed Products, respectively. Notwithstanding the foregoing, for the Term of this Agreement, each party agrees that it shall not market, license, sell or distribute to any third party any products that, at the time such activities commenced, substantially replicated the functionality of and was competitive with any product(s) that the other party generally made available to its customers.

                                   SECTION 3.

                             DELIVERY; DISTRIBUTION

        3.1 Notice/Shipment. NAI shall deliver master disks or CD-ROMs containing the NAI Licensed Products promptly after the Effective Date. Thereafter, within thirty (30) days of either party developing any McAfee.com Licensed Products or NAI Licensed Products hereunder or Upgrades thereto, such party shall notify the other party of such development and shall promptly deliver master disks or CD-ROMs containing the McAfee.com Licensed Products or the NAI Licensed Products to the other party in Source Code and Object Code form.

        3.2 Packaging and Distribution. Software products of either party may be packaged and distributed by each respective party in any format, provided such packaging and distribution is in conformity with the party's respective permitted business purpose.

        3.3 EULA. In all cases, McAfee.com shall distribute each Licensed Product to End Users with the then current EULA provided by NAI for each such Licensed Product, a copy of which is attached hereto as Exhibit D; provided, however, the parties will negotiate in good faith to determine the level of end user support granted in each such EULA for a period of sixty (60) days following the Effective Date of this Agreement. If the parties are unable to agree on support provisions after such sixty (60)-day period, the support provision shall be a one-year term of maintenance and support including telephone support and updates generally provided by the parties to their end user customers. NAI may from time to time modify or replace its EULA, subject to McAfee.com's approval of the support provisions. NAI shall consult with McAfee.com regarding any other such modification or replacement as soon as practicable, and to consider reasonable comments made by McAfee.com.

                                    SECTION 4

                               PROPRIETARY RIGHTS


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        4.1     NAI Proprietary Rights. Title to and ownership of all copies of the NAI Licensed Products, whether in machine-readable or printed form, and all Intellectual Property Rights therein, and all Derivative Works thereof created by or on behalf of NAI and all Intellectual Property Rights therein, are and shall remain the exclusive property of NAI. McAfee.com shall not take any action to jeopardize, limit or interfere in any manner with NAI's ownership of and rights with respect to the NAI Licensed Products. McAfee.com shall have only those rights in or to the NAI Licensed Products granted to it pursuant to this Agreement.

        4.2 McAfee.com Proprietary Rights. Title to and ownership of all copies of the McAfee.com Licensed Products, whether in machine-readable or printed form, and all Intellectual Property Rights therein, and all Derivative Works thereof created by or on behalf of McAfee.com and all Intellectual Property Rights therein, are and shall remain the exclusive property of McAfee.com. NAI shall not take any action to jeopardize, limit or interfere in any manner with McAfee.com's ownership of and rights with respect to the McAfee.com Licensed Products. NAI shall have only those rights in or to the McAfee.com Licensed Products granted to it pursuant to this Agreement.

        4.3 Proprietary Notices. Neither party shall remove or alter any copyright or other proprietary patent notices of the other party, appearing on or in copies of any of the respective Licensed Products licensed from the other party, including the NAI Licensed Products delivered to McAfee.com by NAI or the McAfee.com Licensed Products delivered to McAfee.com by NAI. Each portion of any such material reproduced by such party shall include the copyright or patent notice or notices appearing in or on the corresponding portion of such materials as delivered by the other party. Notwithstanding the foregoing, at Licensing NAI's election, McAfee.com shall refrain from including an NAI copyright notice in the published version of the user documentation for the McAfee.com Licensed Products.

                                   SECTION 5.

                INTELLECTUAL PROPERTY PROSECUTION AND ENFORCEMENT

        5.1 Licensee's Responsibilities. Each party as Licensor hereunder shall have the sole right to control the preparation, filing, prosecution and maintenance with respect to its own Patent Rights, and any interference or opposition proceeding relating thereto, using patent counsel of its choice.

        5.2     Cross License Grants.

                (a) NAI hereby grants to McAfee.com, subject to the terms and conditions set forth herein, the non-exclusive, non-transferable right and license to use the NAI Trademarks (i) to design and have designed the NAI Licensed Products, (ii) to manufacture and have manufactured the NAI Licensed Products, (iii) to import, distribute, display and Sell the NAI Licensed Products, and (iv) to advertise, promote and market the NAI Licensed Products.

                (b) McAfee.com hereby grants to NAI, subject to the terms and conditions set forth herein, the non-exclusive, non-transferable right and license to use the McAfee.com Trademarks (i) to design and have designed the McAfee.com Licensed Products, (ii) to manufacture and have manufactured the McAfee.com Licensed Products, (iii) to import, distribute, display and Sell the McAfee.com Licensed Products, and (iv) to advertise, promote and market the McAfee.com Licensed Products.


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        5.3     Rights to Trademarks. Each party's use of the other party's trademarks hereunder shall inure exclusively to the benefit of the Licensor, and the Licensee shall not acquire or assert any rights therein. The Licensee will not challenge the Licensor's ownership of or the validity of the Licensor's trademarks or any application for registration thereof throughout the world. The Licensee agrees that it shall not during the Term of this Agreement or thereafter, register or apply to register any of the Licensor's trademarks, or any similar or derivative mark, anywhere in the world. The Licensee agrees, during the Term of this Agreement and thereafter, never to contest the rights of the Licensor in the Licensor's trademarks.

        5.4 Protection of Trademarks. The Licensee shall assist the Licensor, at Licensor's request and expense, in protection and maintenance of the Licensor's Trademarks. In connection therewith, the Licensee shall, without limitation, execute and deliver to the Licensor in such form as it may reasonably request, all instruments necessary to (i) effectuate copyright and trademark protection, (ii) record the Licensee as a registered user of any of the Licensor's trademarks pursuant to this Agreement, or (iii) cancel any such registration. If the Licensor fails or refuses to take reasonable steps to procure, protect and maintain the Licensor's intellectual property rights in the Licensor's trademarks, the Licensee may, at Licensor's expense, take reasonable steps on the Licensor's behalf. The Licensee will use the Licensor's trademarks in compliance with all applicable legal requirements, and the Licensee shall cause to appear on all of Licensor's licensed products, and all materials, such legends, markings and notices as may be required by applicable law.

        5.5 Quality Standards. The Licensee undertakes that the design and development of the Licensor's products as well as all advertising, promotions or other materials of any and all types prepared in connection with the Licensor's trademarks and the Licensor's licensed products shall be of a style, appearance and quality commensurate with the Licensee's other products. All use of the Licensor's trademarks and Licensor's Licensed Products shall be subject to approval by the Licensor for conformity with the Licensor's then-current trademark guidelines. McAfee.com shall use the "VirusScan" trademark or such other of NAI's trademarks as NAI directs in connection with any virus detection and cleaning technology provided by NAI hereunder (the "NAI Virus Mark"). Any bundled product of McAfee.Com that includes any virus detection and cleaning technology provided by NAI hereunder shall contain a reasonably prominent NAI Virus Mark. The Licensor may at any time upon reasonable notice inspect any use of the Licensor's Trademarks, even if previously approved. If the Licensor determines that the Licensee is using the Licensor's Trademarks improperly, the Licensor shall notify the Licensee, and the Licensee shall use its best efforts to remedy the improper use within two (2) business days following receipt of such notice. Licensee's use of the Licensor's Trademarks in a manner inconsistent with this Agreement or inconsistent with any trademark guidelines supplied by the Licensor to the Licensee shall constitute a Dispute within the meaning of Section 13 hereof. The Licensee shall not harm, misuse or bring into disrepute the Licensor's Trademarks.

        5.6 Enforcement. If either party as Licensee hereunder becomes aware that any Intellectual Property Rights of the other party are being or have been infringed by any third party, Licensee shall promptly notify the Licensor in writing describing the facts relating thereto in reasonable detail.

        5.7     Infringement Claims.

                (a) Indemnification by Licensor. Licensor shall defend, indemnify and hold harmless the Licensee and its officers, directors, employees, shareholders, customers, agents, successors and assigns from and against any and all loss, damage, settlement or expense, including legal expenses and costs of investigation, as incurred ("Losses"), resulting from or arising out of any claim in the United States or in any country which is a signatory to the Berne Convention on Copyright which alleges that any licensed product provided to the Licensee hereunder or the use thereof infringes upon, misappropriates or violates any patents, copyrights, trademarks or trade secret rights or other proprietary rights of persons, firms or entities who are not parties to this Agreement. As a condition to such defense and indemnification, the Licensee will provide Licensor with prompt written notice of the claim and permit Licensor to control the defense, settlement, adjustment or compromise of any such claim, provided the Licensee shall reasonably cooperate in the defense of such action at Licensor's expense. No settlement that prevents the Licensee from continuing to use the licensed product will be made without the Licensee's prior written consent unless the Licensor procures for the Licensee the right to continue using the licensed product, or replaces or modifies the licensed product so that it becomes non-infringing. The Licensee may employ counsel at its own expense to assist it with respect to any such claim; provided, however, that if such counsel is necessary because of a conflict of interest of either Licensor or its counsel or because Licensor does not assume control, Licensor will bear the expense of such counsel. The Licensee shall have no authority to settle any claim on behalf of Licensor.

                (b) Licensor's Efforts. If the licensed product, in whole or in party, are or in Licensor's opinion may become, the subject of any claim, suit or proceeding for infringement of, or it is judicially determined that the licensed product, in whole or in party, infringes any third party's Intellectual Property Right, or if the licensed product's use is enjoined, then the Licensor may, at its option and expense, and using reasonable efforts to act as soon as possible: (1) procure for the Licensee the right to continue use of the licensed product; (2) replace or modify the licensed product so as not to infringe such third party's Intellectual Property Right while conforming, as closely as possible, to the specifications agreed upon by the parties, (3) if the parties mutually agree, the Licensee may undertake to replace or modify the licensed product so as not to infringe such third party's Intellectual Property Right and such work shall be reimbursed by Licensor at a mutually agreeable fee structure. If Licensor is unable to achieve either of the foregoing within thirty (30) days (or such longer period as determined by the Licensee in good faith) after a determination by a court of competent jurisdiction of infringement or the entry of an injunction, as applicable, Licensor shall promptly refund to the Licensee the license fees paid for any licensed product the use of which is legally prohibited.

        5.8 Exceptions to Licensor Indemnity. Licensor shall have no obligation under Section 5 to the extent any claim of infringement or misappropriation results from (i) use of the Licensed Product in combination with any other product, end item, or subassembly not intended by Licensor, or
(ii) the fact that the infringement would not have occurred but for such combination, incorporation or use.

        5.9 Limitation on Indemnity. This Section 5 shall represent the entire and exclusive obligation of Licensor to Licensee regarding any claim that the licensed product infringes the Intellectual Property Rights of a third party.

                                   SECTION 6.

                                ROYALTY PAYMENTS

        6.1     Royalties.

                (a) McAfee.com. In consideration for the license and rights granted herein, McAfee.com shall pay to NAI running royalties on Net Revenue of the NAI Licensed Products Distributed by McAfee.com at the rates set forth in Exhibit A. "Distributed" shall refer to a purchase by an End User of a license to an NAI Licensed Product within the McAfee.com Permitted Business either alone, or bundled with other NAI Licensed Products, McAfee.com Licensed Products or products, or any third party products. Nothing herein shall be construed to subject to the foregoing royalty any revenue or other consideration received by McAfee.com with respect to subscription licenses, services, advertising, sponsorships, co-hosting and other e-commerce arrangements that do not include NAI Licensed Products.

                (b) NAI. For the Term of this Agreement, in consideration for the license and rights granted herein (including but not limited to those set forth in Section 2.6), NAI shall pay to McAfee.com a quarterly royalty of two hundred and fifty thousand dollars ($250,000), whether or not any new Derivative works or other technology were actually made subject to the licenses set forth herein during any given quarter.

        6.2 Payments. Within thirty (30) days of the last day of each calendar quarter, McAfee.com shall deliver to NAI a written statement (a "Royalty Statement") showing the number of NAI Licensed Products distributed by McAfee.com during the immediately preceding quarter, the Net Revenue calculated for such quarter and the aggregate royalties payable to NAI for such quarter. Along with such Royalty Statement, McAfee.com shall pay NAI all amounts due to NAI pursuant to such Royalty Statement. NAI shall pay the royalty payment set forth in Section 6.1(b), without demand or invoice from McAfee.com, within thirty (30) days of the last day of the immediately preceding quarter for which the royalty applied.

        6.3 Inspection Rights. McAfee.com shall maintain during the Term and for a period of three (3) years thereafter, true and complete books of account containing an accurate record of all data necessary for the verification of royalties due to NAI under this Agreement, and NAI and its representatives shall have the right to examine such books at all reasonable times (but no more than once per quarter) upon no less than ten (10) days' advance notice to McAfee.com. Such examination shall be made during normal business hours at the principal place of business of McAfee.com. In the event that any such examination reveals, for any period, an underpayment of royalties to NAI by an amount greater than five percent (5%) of the amount actually due NAI, McAfee.com shall promptly reimburse NAI for all costs and expenses associated with such examination.

        6.5 Support. Subject to NAI's then-current fees (but in no event greater than NAI's allocated cost plus ten percent), NAI or its reasonably acceptable designee will provide to End Users all front-line and back-line technical support for NAI Licensed Products (including beta releases) and McAfee.com Licensed Products distributed by McAfee.com hereunder, including assistance with installation, configuration and media. The support terms which NAI, as of the Effective Date, expects to use are as set forth in Exhibit E. Such terms may only be revised as NAI and McAfee.com mutually deem appropriate. McAfee.com agrees that any user documentation prepared by McAfee.com for NAI Licensed Products and McAfee.com Licensed Products will clearly and conspicuously state that End Users should call NAI or its designee for technical support for the NAI Licensed Products and the McAfee.com Licensed Products. In addition, NAI will use all reasonable efforts to negotiate with its third party provider(s) of back end support to offer such support to McAfee.com under the existing contract(s) with such third party provider(s). If NAI is unable to so include McAfee.com then McAfee.com shall procure its own back-end support with respect to the subject matter of this agreement. NAI or its designee (which may be McAfee.com, upon agreement by the parties) will provide to End Users all front-line and back-line technical support for the NAI Licensed Products other than those distributed by McAfee.com hereunder, including assistance with installation, configuration and media.

                   THIRD PARTY RIGHTS; ASSIGNMENT OF CONTRACTS

        7.1     Third Party Rights.

                (a) Each party shall use reasonable efforts to grant to the other, at the other's sole cost, a sublicense to the other party under the licensing party's rights in any rights such party obtains with respect to third party products during the Term (the "Third Party Rights"). In the event the licensing party is unable for any reason to grant the other party such a sublicense, including without limitation restrictions on sublicensing or disapproval by the third party licensor, the licensing party shall use reasonable efforts to assist the other party, at the other party's sole cost, to acquire a non-exclusive license to use the Third Party Rights from the third party licensor of such rights.

                (b) All of the Third Party Rights that are sublicensed to a party hereunder will be subject to payment by such party of a portion of the license fees and/or royalty obligations paid or payable thereunder as reasonably agreed upon by the parties in their good faith business judgment. The sublicensee will be solely responsible for any sublicense fee imposed by the owner of such Third Party Rights as a condition to consent to such sublicense; provided that the sublicensee will have the right to advance notification of such fee and the right to decline such sublicense.

                                   SECTION 8.

                                 CONFIDENTIALITY

        8.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter (ten (10) when such Confidential Information includes Source Cose), the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except that to the extent that it can be established by the receiving party by written proof that such Confidential
Information: was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

                (a) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

                (b) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

                (c) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.

        8.2 Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with any applicable law or governmental regulations including but not limited to the Securities Act of 1933 and the Securities Exchange Act of 1934, or exercising its rights hereunder to develop or commercialize Licensed Products, provided that if a party is required to make any such disclosure of another party's confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, will use its best reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). Notwithstanding the foregoing, disclosures of Source Code licensed from the other party under demand from a court ordered subpoena shall be permitted provided such disclosure is made under a "For Your Eyes Only" disclosure only to attorneys or members of the court and specifically not disclosed to competitors of NAI or McAfee.com.

                              TERM AND TERMINATION

        9.1 License Period. The term of this Agreement will commence on the Effective Date of this Agreement and will remain in full force and effect in perpetuity unless earlier terminated in accordance with this Section 9 (the "Term").

        9.2 Termination by Mutual Agreement. This Agreement may be terminated pursuant to the mutual, written agreement of the parties.

        9.3 Termination for Insolvency. This Agreement may be terminated by either party, upon written notice to the other party, (i) upon the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other party's debts, (ii) upon the other party's making an assignment for the benefit of creditors, or (iii) upon the other party's dissolution, winding up or ceasing to conduct business in the normal course.

        9.4 Termination for Default. Either party may terminate this Agreement for the substantial breach by the other party of a material term. The terminating party shall first give the other party written notice of the alleged breach and a reasonable period of at least thirty (30) days in which to cure the alleged breach. If a cure is not achieved during the cure period, then the parties shall enter into the dispute resolution procedures specified in Section
13. Neither party shall be precluded from seeking temporary equitable remedies.

        9.5 Termination upon Merger. This Agreement and all licenses granted herein shall terminate immediately prior to the effective time of any merger of McAfee.com and NAI, or upon the merger of McAfee.com with any Affiliate of NAI. For purposes of the foregoing, "Affiliate" shall mean any corporation, partnership, joint venture or other entity or person of which NAI has direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interests (representing the right to vote for the election of directors or other managing authority). Notwithstanding the foregoing, this Section 9.5 shall not be deemed effective (1) in the event any McAfee.com common stock is (or has been within the previous twenty four (24) months) publicly traded on the NASDAQ National Market or the New York Stock Exchange; or (2) in the event that third party or parties have in the immediately preceding twenty four (24) months purchased any preferred stock, common stock or other equity security (or any instrument convertible into any equity security) of McAfee.com ("Third Party Equity") and the aggregate purchase price paid for all such Third Party Equity exceeds thirty million dollars ($30,000,000) at a pre-money valuation equal to or in excess of three hundred million dollars ($300,000,000).

        9.6     [Intentionally Omitted]

        9.7     [Intentionally Omitted]

        9.8     Effect of Termination.

                (a) Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

                (b) Upon any termination of this Agreement, each of McAfee.com and NAI shall promptly return to the other party all of such other party's Confidential Information.

                (c) In the event this Agreement is terminated for any reason, each party shall have the right to Sell or otherwise dispose of the stock of any of the other party's products licensed hereunder then on hand until six (6) months after such termination, subject to the applicable terms of this Agreement.

                (d) All licenses granted hereunder shall terminate upon the termination of this Agreement.

        9.9 Survival. Notwithstanding the termination of this Agreement, all EULAs that have been granted under this Agreement prior to termination shall survive, subject to the continued compliance of each End User with the terms and conditions of the applicable EULA. The provisions of Sections 1, 4, 9, 10.8, 10.9, 12, 13 and 15 shall survive the expiration or termination of this Agreement for any reason.

All other rights and obligations of the parties shall cease upon expiration or termination of this Agreement.

                                   SECTION 10.

                         REPRESENTATIONS AND WARRANTIES

        10.1 General. McAfee.com and NAI each represents and warrants to the other that:

                (a) it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation set forth above and is duly qualified and authorized to do business as a foreign corporation in good standing in all jurisdictions in which the nature of its assets or business requires such qualification;

                (b) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder;

                (c) its execution, delivery and performance of this Agreement have been duly and properly authorized by all necessary actions and this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms; and

                (d) its execution, delivery and performance of this Agreement will not, with or without the giving of notice or passage of time, or both, conflict with, or result in a default or loss of rights under, any provision of its certificate of incorporation or by-laws or any other material agreement or understanding to which it is a party or by which it or any of its material properties may be bound.

        10.2 Disclaimer. Nothing in this Agreement is or shall be construed as:

                (e) A warranty or representation by either party as to the validity or scope of any claim or patent within such party's Patent Rights;

                (f) Subject to Sections 5 and 11, a warranty or representation that anything made, used, Sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights, trademarks or other Intellectual Property Right of any third party; or

                (g) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of such party or third parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within such party's Patent Rights.

        10.3 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN NEITHER NAI NOR MCAFEE.COM GRANTS ANY WARRANTIES WITH RESPECT TO THE RIGHTS GRANTED HEREUNDER, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND NAI AND MCAFEE.COM SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PATENT RIGHTS GRANTED HEREUNDER OR NON-INFRINGEMENT.


                                  SECTION 11.

                                 INDEMNIFICATION

        11.1 Indemnification. Each party (an "Indemnifying Party") agrees to indemnify, defend and hold the other party (an "Indemnified Party") and its directors, officers, employees and agents harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees and other costs of litigation), losses or causes of action (each, a "Liability") arising out of or relating in any way to (i) the possession, manufacture, use, sale or other disposition of the Indemnified Party's licensed products, whether based on breach of warranty, negligence, product liability or otherwise, (ii) the exercise of any right granted to the indemnifying Party pursuant to this Agreement, or (iii) any breach of this Agreement by the Indemnifying Party, except to the extent, in each case, that such Liability is caused by the gross negligence or willful misconduct of the Indemnified Party as determined by a court of competent jurisdiction.

        11.2 Process of Indemnification. The Indemnified Party will give prompt notice to the Indemnifying Party of any Liability with respect to which the Indemnified Party seeks indemnification. The Indemnifying Party shall assume, at its sole cost and expense, the defense of such Liability. The Indemnifying Party shall not, without consent of the Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement or discharge or consent to the entry of any judgment, unless such settlement or judgment includes as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a general release from all liability in respect of such Liability.

                                   SECTION 12.

                             LIMITATION OF LIABILITY

        12.1 Exclusion and Limitation of Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE USE OR DISTRIBUTION OF LICENSED SOFTWARE BY NAI, MCAFEE.COM OR ANY THIRD PARTY, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), INDEMNITY, PRODUCT LIABILITY OR OTHERWISE.

                                   SECTION 13.

                               DISPUTE RESOLUTION

        13.1 Dispute Resolution. Any dispute, controversy, claim or disagreement between the parties hereto arising from, relating to or in connection with this Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith, or the relationship of the parties hereunder or thereunder, including questions regarding the interpretation, meaning or performance of this Agreement, and including claims based on contract, tort, common law, equity, statute, regulation, order or otherwise ("Dispute") shall be resolved in accordance with this Section 13.

        13.2    Dispute Review; Mediation.

        a) Level 1 Dispute Review. Upon the written request of either party, NAI and McAfee.com shall each appoint a designated representative whose task shall be to meet the other party's designated representative (by conference telephone call or in person at a mutually agreeable site) in an endeavor to resolve any Dispute ("Level 1 Dispute Review"). The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding.

        b) Level 2 Dispute Review. If resolution of the Dispute cannot be resolved within the earlier of (a) fifteen (15) days of the first Level 1 Dispute Review meeting and (b) such time as when either party gives the other notice of an impasse ("Level 1 Dispute Termination Date"), a chief executive officer (or a functional equivalent) of each party shall meet (by conference telephone call or in person at a mutually agreeable site) within 72 hours after the Level 1 Dispute Termination Date for the purpose of resolving such unresolved Dispute ("Level 2 Dispute Review").

        13.3 Submission of Dispute to Mediation. If the parties are unable to resolve the Dispute within a reasonable period after commencement of the Level 2 Dispute Review, the parties shall give each other notice of the existence of a continuing impasse (the date on which both parties are in receipt of such notice, the "Level 2 Dispute Termination Date") and shall thereafter immediately submit the Dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association ("AAA") and shall bear equally the costs of the mediation. The parties will act in good faith to jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the AAA within fifteen (15) days of the Level 2 Termination Date. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days commencing with the selection of the mediator and any extension of such period as mutually agreed to by the parties.

        13.4    Arbitration.

        a) If the parties cannot agree to a mediator within fifteen (15) days of the Level 2 Dispute Termination Date or if the Dispute is not resolved within thirty (30) days after the beginning of the mediation and any extension of such periods as mutually agreed to by the parties, the Dispute shall be submitted to, and finally determined by, binding arbitration in accordance with the following provisions of this Section 13.4, regardless of the amount in controversy or whether such Dispute would otherwise be considered justiciable or ripe for resolution by a court or arbitration panel.

        b) Any such arbitration shall be conducted by the AAA in accordance with its current Commercial Arbitration Rules (the "AAA Rules"), except to the extent that the AAA Rules conflict with the provisions of this Agreement in which event the provisions of this Agreement shall control.

        c) The arbitration panel (the "Panel") shall consist of three neutral arbitrators ("Arbitrators"), each of whom shall be an attorney having eight (8) or more years experience in the primary area of law as to which the Dispute relates, and shall be appointed in accordance with the AAA Rules ("Basic Qualifications").

        d) Should an Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 14, a substitute Arbitrator possessing the Basic Qualifications shall be appointed by the AAA. If an Arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this Agreement and the AAA Rules.

        e) The arbitration shall be conducted in San Francisco, CA; provided that the Panel may from time to time convene, carry on hearings, inspect property or documents and take evidence at any location which the Panel deems appropriate.

        f) The Panel may in its discretion order a pre-exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute.

        g) At any oral hearing of evidence in connection with any arbitration conducted pursuant to this Agreement, each party and its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of the other party. No testimony of any witness shall be presented in written form unless the opposing parties shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing and except under extraordinary circumstances where, in the opinion of the Panel, the interests of justice require a different procedure.

        h) Within fifteen (15) days after the closing of the arbitration hearing, the Panel shall prepare and distribute to the parties a written award, setting forth the Panel's findings of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any requested remedy or relief. The Panel shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, and shall award interest on any monetary award from the date that the loss or expense was incurred by the successful party. In addition, the Panel shall have the authority to decide issues relating to the interpretation, meaning or performance of this Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith, or the relationships of the parties hereunder or thereunder, even if such decision would constitute an advisory opinion in a court proceeding or if the issues would otherwise not be ripe for resolution in a court proceeding, and any such decision shall bind the parties in their performance of this Agreement and such other documents.

        i) Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, or in connection with an initial public offering or securities filing, or to legal counsel of the parties, no party nor any arbitrator shall disclose the existence, content or results of any arbitration conducted hereunder without the prior written consent of the other parties.

        j) To the extent that the relief or remedy granted in an award rendered by the Panel is relief or a remedy on which a court could enter judgment, a judgment upon the award rendered by the Panel may be entered in any court having jurisdiction thereof. Otherwise, the award shall be binding on the parties in connection with their obligations under this Agreement and in any subsequent arbitration or judicial proceedings among any of the parties.

        k) The parties agree to share equally the cost of any arbitration, including the administrative fee, the compensation of the arbitrators and the costs of any neutral witnesses or proof produced at the direct request of the Panel.

        l) Notwithstanding the choice of law provision set forth in Section 14.1, The Federal Arbitration Act, 9 U.S.C. Section Section Sections 1 to 14, except as modified hereby, shall govern the enforcement of this Agreement.

        13.5 Recourse to Courts and Other Remedies. Notwithstanding the Dispute resolution procedures contained in this Agreement, any party may apply to any court having jurisdiction (a) to enforce this Agreement to arbitrate, (b) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, (c) to avoid the expiration of any applicable limitation period, (d) to preserve a superior position with respect to other creditors, or (e) to challenge or vacate any final judgment, award or decision of the Panel that does not comport with the express provisions of this Agreement.

                                   SECTION 14.

                            MISCELLANEOUS PROVISIONS

        14.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles.

        14.2 Independent Contractors. The relationship of NAI and McAfee.com established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever. Except as expressly set forth herein, all financial and other obligations associated with each party's activities hereunder shall be the sole responsibility of such party.

        14.3 Notices. All notices between NAI and McAfee.com shall be in writing and delivered by hand or by certified mail, return receipt requested, addressed to McAfee.com or NAI at the respective addresses set forth below, and shall be effective upon receipt. Any person entitled to notice hereunder may change its address by giving written notice to all others entitled to notice.

        NOTICES TO NAI WILL BE ADDRESSED TO:

        Network Associates, Inc.
        3965 Freedom Circle
        Santa Clara, CA 95054
        Attn:  Vice President of Legal Affairs

        NOTICES TO MCAFEE.COM WILL BE ADDRESSED TO:

        McAfee.com
        2805 Bowers Avenue
        Santa Clara, CA 95051
        Attn:  Chief Financial Officer

        14.4 10.2 Patent Marking. Each party agrees to mark all Licensed Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

        14.5 Force Majeure. Failure on the part of either party hereto to meet any of the terms and conditions contained herein because of any governmental restriction, strike or major labor disturbance, war, revolution, riot, earthquake, fire, or flood shall not constitute a breach of this Agreement and shall excuse the party involved from any action by the other party hereto, based upon the said failure to perform.

        14.6 Waiver; Entire Agreement; Partial Invalidity. In the event either party shall at any time waive any of its rights under this Agreement or waive the performance by the other party of any of its obligations hereunder, such waiver shall not be construed as a continuing waiver of the same rights or obligations or a waiver of any other rights or obligations. This Agreement (which includes the Exhibits hereto) constitutes the entire agreement between the parties as to the subject matter hereof and merges and supersedes all prior discussions between the parties as to the subject matter hereof. This Agreement may not be changed or terminated except by a written amendment signed by both parties. Any provision of this Agreement that shall be or is determined to be invalid shall be ineffective, but such invalidity shall not affect the remaining provisions hereof. The titles to the paragraphs hereof are for convenience only and have no substantive effect. This Agreement has been prepared jointly by the parties and shall not be construed against one party as the draftsman thereof.

        14.7 Non-Assignability and Binding Effect. Neither party shall, without the prior written consent of the other party, transfer or assign this Agreement in whole or in part, whether by operation of law or otherwise, to any third party (including affiliated companies) without the prior written consent of the other party. Any purported transfer or assignment without such consent shall be void ab initio. Subject to the foregoing, this Agreement will inure to the benefit of the parties and their permitted successors and assigns.

        14.8 Injunctive Relief. McAfee.com acknowledges that its failure to perform any of the material terms or conditions of this Agreement shall result in immediate and irreparable damage to NAI. McAfee.com also acknowledges that there may be no adequate remedy at law for such failure and that, in the event thereof, NAI shall be entitled to equitable relief in the nature of an injunction and to all other available relief, at law or in equity.

        14.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement.

        14.10 Compliance with Laws. In exercising their rights under this Agreement, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

        14.11 Construction. The headings in this Agreement are provided for reference only and shall not be used as a guide to interpretation. When used in this Agreement, the singular includes the plural and the plural includes the singular, and gender related pronouns include the feminine, masculine and neuter.

        14.12 Export of Technical Data. Each Party agrees to comply with U.S. export laws and regulations when exporting any materials or any items licensed or developed under this Agreement or any portion thereof, or any system containing such materials or items or portions thereof, or any technical data or other Confidential Information, or any direct product of any of the foregoing (collectively, "Program") from the U.S. or re-exporting (as defined in Section 734.2(b) of the Export Administration Regulations, as amended ("Regulations")) a Program from one foreign country to another. It is the exporting party's responsibility to comply with the U.S. Government requirements as they may be amended from time to time. Without limiting the generality of the foregoing: (i) regardless of any disclosure made by the exporting party to the other party of an ultimate destination of a Program, the exporting party shall not export or transfer, whether directly or indirectly, a Program, to anyone outside the U.S. (including further export if the exporting party took delivery of the Program outside the U.S.) without first complying strictly and fully with all export controls that may be imposed on the Program by the U.S. Government or any country or organization of nations within whose jurisdiction the exporting party operates or does business; and (ii) absent any required prior authorization from the Bureau of Export Administration, U.S. Department of Commerce, 14th and Constitution Avenue, Washington, DC 20230, the exporting party will not export or re-export the Program to any country in Country Groups D:1 or E:2 as defined in the supplement No. 1 to Section 740 of the Regulations or such other countries as come under restriction (including embargo) by action of the U.S. Government, or to nationals from or residing in the foregoing countries, without first obtaining permission from the appropriate U.S. Government authorities. Each party will reasonably cooperate with the other party in obtaining export licenses or approvals.

        IN WITNESS WHEREOF, THE PARTIES HERETO HAVE DULY EXECUTED THIS AGREEMENT AS OF THE EFFECTIVE DATE.

McAfee.com Corporation                  Networks Associates
                                        Technology Corporation

By: /s/ SRIVATS SAMPATH                 By: /s/ PRABHAT GOYAL
   ---------------------------------       -------------------------------------

Name: SRIVATS SAMPATH                   Name: PRABHAT GOYAL
     -------------------------------         -----------------------------------

Title:                                  Title:
      ------------------------------          ----------------------------------


Networks Associates, Inc. does hereby unconditionally and irrevocably agree to guaranty the performance of, and all obligations, duties, and liabilities of Network Associates Technology Corporation under this Agreement. Network Associates, Inc. will perform all necessary acts to cause Network Associates Technology Corporation to fully perform hereunder.

Networks Associates, Inc.

By: /s/ PRABHAT GOYAL
   ---------------------------------

Name: PRABHAT GOYAL
     -------------------------------

Title:
      ------------------------------

                                    EXHIBIT A

                       ROYALTIES ON NAI LICENSED PRODUCTS

        Percentage of Net Revenue

        Q1 1999 20.00%

        Q2 1999 18.375%

        Q3 1999 16.75%

        Q4 1999 15.125%

        Q1 2000 13.50%

        Q2 2000 11.875%

        Q3 2000 10.25%

        Q4 2000 8.625%

        Q1 2001 Through the remaining Term of this Agreement  = 7.00%

                                   EXHIBIT B

                   MCAFEE SOFTWARE END USER LICENSE AGREEMENT


NOTICE TO ALL USERS: CAREFULLY READ THE FOLLOWING LEGAL AGREEMENT ("AGREEMENT"), FOR THE LICENSE OF SPECIFIED SOFTWARE ("SOFTWARE") BY NETWORK ASSOCIATES, INC. ("McAfee"). BY CLICKING THE ACCEPT BUTTON OR INSTALLING THE SOFTWARE, YOU (EITHER AN INDIVIDUAL OR A SINGLE ENTITY) CONSENT TO BE BOUND BY AND BECOME A PARTY TO THIS AGREEMENT. IF YOU DO NOT AGREE TO ALL OF THE TERMS OF THIS AGREEMENT, CLICK THE BUTTON THAT INDICATES THAT YOU DO NOT ACCEPT THE TERMS OF THIS AGREEMENT AND DO NOT INSTALL THE SOFTWARE. (IF APPLICABLE, YOU MAY RETURN THE PRODUCT TO THE PLACE OF PURCHASE FOR A FULL REFUND.)

1. License Grant. Subject to the payment of the applicable license fees, and subject to the terms and conditions of this Agreement, McAfee hereby grants to you a non-exclusive, non-transferable right to use one copy of the specified version of the Software and the accompanying documentation (the "Documentation"). You may install one copy of the Software on one computer, workstation, personal digital assistant, pager, "smart phone" or other electronic device for which the Software was designed (each, a "Client Device"). If the Software is licensed as a suite or bundle with more than one specified Software product, this license applies to all such specified Software products, subject to any restrictions or usage terms specified on the applicable price list or product packaging that apply to any of such Software products individually.

     a. Use. The Software is licensed as a single product; it may not be used on more than one Client Device or by more than one user at a time, except as set forth in this Section 1. The Software is "in use" on a Client Device when it is loaded into the temporary memory (i.e., random-access memory or RAM) or installed into the permanent memory (e.g., hard disk, CD-ROM, or other storage device) of that Client Device. This license authorizes you to make one copy of the Software solely for backup or archival purposes, provided that the copy you make contains all of the Software's proprietary notices.

     b. Server-Mode. You may use the Software on a Client Device as a server ("Server") within a multi-user or networked environment ("Server-Mode") only if such use is permitted in the applicable price list or product packaging for the Software. A separate license is required for each Client Device or "seat" that may connect to the Server at any time, regardless of whether such licensed Client Devices or seats are concurrently connected to, accessing or using the Software. Use of software or hardware that reduces the number of Client Devices or seats directly accessing or utilizing the Software (e.g., "multiplexing" or "pooling" software or hardware) does not reduce the number of licenses required (i.e., the required number of licenses would equal the number of distinct inputs to the multiplexing or pooling software or hardware "front end"). If the number of Client Devices or seats that can connect to the Software can exceed the number of licenses you have obtained, then you must have a reasonable mechanism in place to ensure that your use of the Software does not exceed the use limits specified for the licenses you have obtained. This license authorizes you to make or download one copy of the Documentation for each Client Device or seat that is licensed, provided that each such copy contains all of the Documentation's proprietary notices.

     c. Volume Licenses. If the Software is licensed with volume license terms specified in the applicable price list or product packaging for the Software, you may make, use and install as many additional copies of the Software on the number of Client Devices as the volume license authorizes. You must have a reasonable mechanism in place to ensure that the number of Client Devices on which the Software has been installed does not exceed the number of licenses you have obtained. This license authorizes you to make or download one copy of the Documentation for each additional copy authorized by the volume license, provided that each such copy contains all of the Documentation's proprietary notices.

2. Term. This Agreement is effective for an unlimited duration unless and until earlier terminated as set forth herein. This Agreement will terminate automatically if you fail to comply with any of the limitations or other requirements described herein. Upon any termination or expiration of this Agreement, you must destroy all copies of the Software and the Documentation.

3. Updates. For the time period specified in the applicable price list or product packaging for the Software you are entitled to download revisions or updates to the Software when and as McAfee publishes them via its electronic bulletin board system, website or through other online services. For a period of ninety (90) days from the date of the original purchase of the Software, you are entitled to download one (1) revision or upgrade to the Software when and as McAfee publishes it via its electronic bulletin board system, website or through other online services. After the specified time period, you have no further rights to receive any revisions or upgrades without purchase of a new license or annual upgrade plan to the Software.

4. Ownership Rights. The Software is protected by United States copyright laws and international treaty provisions. McAfee and its suppliers own and retain all right, title and interest in and to the Software, including all copyrights, patents, trade secret rights, trademarks and other intellectual property rights therein. Your possession, installation, or use of the Software does not transfer to you any title to the intellectual property in the Software, and you will not acquire any rights to the Software except as expressly set forth in this Agreement. All copies of the Software and Documentation made hereunder must contain the same proprietary notices that appear on and in the Software and Documentation.

5. Restrictions. You may not rent, lease, loan or resell the Software. You may not permit third parties to benefit from the use or functionality of the Software via a timesharing, service bureau or other arrangement, except to the extent such use is specified in the applicable list price or product packaging for the Software. You may not transfer any of the rights granted to you under this Agreement. You may not reverse engineer, decompile, or disassemble the Software, except to the extent the foregoing restriction is expressly prohibited by applicable law. You may not modify, or create derivative works based upon, the Software in whole or in part. You may not copy the Software or Documentation except as expressly permitted in Section 1 above. You may not remove any proprietary notices or labels on the Software. All rights not expressly set forth hereunder are reserved by McAfee. McAfee reserves the right to periodically conduct audits upon advance written notice to verify compliance with the terms of this Agreement.

6.   Warranty and Disclaimer.

     a. Limited Warranty. McAfee warrants that for sixty (60) days from the date of original purchase the media (e.g., diskettes) on which the Software is contained will be free from defects in materials and workmanship.

     b. Customer Remedies. McAfee's and its suppliers' entire liability and your exclusive remedy for any breach of the foregoing warranty shall be, at McAfee's option, either (i) return of the purchase price paid for the license, if any, or (ii) replacement of the defective media in which the Software is contained. You must return the defective media to McAfee at your expense with a copy of your receipt. This limited warranty is void if the defect has resulted from accident, abuse, or misapplication. Any replacement media will be warranted for the remainder of the original warranty period. Outside the United States, this remedy is not available to the extent McAfee is subject to restrictions under United States export control laws and regulations.

     c. Warranty Disclaimer. Except for the limited warranty set forth herein, THE SOFTWARE IS PROVIDED "AS IS." TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MCAFEE DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT WITH RESPECT TO THE SOFTWARE AND THE ACCOMPANYING DOCUMENTATION. YOU ASSUME RESPONSIBILITY FOR SELECTING THE SOFTWARE TO ACHIEVE YOUR INTENDED RESULTS, AND FOR THE INSTALLATION OF, USE OF, AND RESULTS OBTAINED FROM THE SOFTWARE. WITHOUT LIMITING THE FOREGOING PROVISIONS, MCAFEE MAKES NO WARRANTY THAT THE SOFTWARE WILL BE ERROR-FREE OR FREE FROM INTERRUPTIONS OR OTHER FAILURES OR THAT THE SOFTWARE WILL MEET YOUR REQUIREMENTS. SOME STATES AND JURISDICTIONS DO NOT ALLOW LIMITATIONS ON IMPLIED WARRANTIES, SO THE ABOVE LIMITATION MAY NOT APPLY TO YOU. The foregoing provisions shall be enforceable to the maximum extent permitted by applicable law.

7. Limitation of Liability. UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, SHALL MCAFEE OR ITS SUPPLIERS BE LIABLE TO YOU OR TO ANY OTHER PERSON FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY AND ALL OTHER DAMAGES OR LOSSES. IN NO EVENT WILL MCAFEE BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE LIST PRICE MCAFEE CHARGES FOR A LICENSE TO THE SOFTWARE, EVEN IF MCAFEE SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION OF LIABILITY SHALL NOT APPLY TO LIABILITY FOR DEATH OR PERSONAL INJURY TO THE EXTENT THAT APPLICABLE LAW PROHIBITS SUCH LIMITATION. FURTHERMORE, SOME STATES AND JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THIS LIMITATION AND EXCLUSION MAY NOT APPLY TO YOU. The foregoing provisions shall be enforceable to the maximum extent permitted by applicable law.

8. United States Government. The Software and accompanying Documentation are deemed to be "commercial computer software" and "commercial computer software documentation," respectively, pursuant to DFAR Section 227.7202 and FAR Section 12.212, as applicable. Any use, modification, reproduction, release, performance, display or disclosure of the Software and accompanying Documentation by the United States Government shall be governed solely by the terms of this Agreement and shall be prohibited except to the extent expressly permitted by the terms of this Agreement.

9. Export Controls. Neither the Software nor the Documentation and underlying information or technology may be downloaded or otherwise exported or re-exported
(i) into (or to a national or resident of ) Cuba, Iran, Iraq, Libya, North Korea, Sudan, Syria or any other country to which the United States has embargoed goods; or (ii) to anyone on the United States Treasury Department's list of Specially Designated Nations or the United States Commerce Department's Table of Denial Orders. By downloading or using the Software you are agreeing to the foregoing and you are certifying that you are not located in, under the control of, or a national or resident of any such country or on any such list.

IN ADDITION, YOU SHOULD BE AWARE OF THE FOLLOWING: EXPORT OF THE SOFTWARE MAY BE SUBJECT TO COMPLIANCE WITH THE RULES AND REGULATIONS PROMULGATED FROM TIME TO TIME BY THE BUREAU OF EXPORT ADMINISTRATION, UNITED STATES DEPARTMENT OF COMMERCE, WHICH RESTRICT THE EXPORT AND RE-EXPORT OF CERTAIN PRODUCTS AND TECHNICAL DATA. IF THE EXPORT OF THE SOFTWARE IS CONTROLLED UNDER SUCH RULES AND REGULATIONS, THEN THE SOFTWARE SHALL NOT BE EXPORTED OR RE-EXPORTED, DIRECTLY OR INDIRECTLY, (A) WITHOUT ALL EXPORT OR RE-EXPORT LICENSES AND UNITED STATES OR OTHER GOVERNMENTAL APPROVALS REQUIRED BY ANY APPLICABLE LAWS, OR (B) IN VIOLATION OF ANY APPLICABLE PROHIBITION AGAINST THE EXPORT OR RE-EXPORT OF ANY PART OF THE SOFTWARE. SOME COUNTRIES HAVE RESTRICTIONS ON THE USE OF ENCRYPTION WITHIN THEIR BORDERS, OR THE IMPORT OR EXPORT OF ENCRYPTION EVEN IF FOR ONLY TEMPORARY PERSONAL OR BUSINESS USE. YOU ACKNOWLEDGE THAT THE IMPLEMENTATION AND ENFORCEMENT OF THESE LAWS IS NOT ALWAYS CONSISTENT AS TO SPECIFIC COUNTRIES. ALTHOUGH THE FOLLOWING COUNTRIES ARE NOT AN EXHAUSTIVE LIST THERE MAY EXIST RESTRICTIONS ON THE EXPORTATION TO, OR IMPORTATION OF, ENCRYPTION BY: BELGIUM, CHINA (INCLUDING HONG KONG), FRANCE, INDIA, INDONESIA, ISRAEL, RUSSIA, SAUDI ARABIA, SINGAPORE, AND SOUTH KOREA. YOU ACKNOWLEDGE IT IS YOUR ULTIMATE RESPONSIBILITY TO COMPLY WITH ANY AND ALL GOVERNMENT EXPORT AND OTHER APPLICABLE LAWS AND THAT MCAFEE HAS NO FURTHER RESPONSIBILITY AFTER THE INITIAL SALE TO YOU WITHIN THE ORIGINAL COUNTRY OF SALE.

10. High Risk Activities. The Software is not fault-tolerant and is not designed or intended for use in hazardous environments requiring fail-safe performance, including without limitation, in the operation of nuclear facilities, aircraft navigation or communication systems, air traffic control, weapons systems, direct life-support machines, or any other application in which the failure of the Software could lead directly to death, personal injury, or severe physical or property damage (collectively, "High Risk Activities"). McAfee expressly disclaims any express or implied warranty of fitness for High Risk Activities.

11. Miscellaneous. This Agreement is governed by the laws of the United States and the State of California, without reference to conflict of laws principles. The application of the United Nations Convention of Contracts for the International Sale of Goods is expressly excluded. This Agreement sets forth all rights for the user of the Software and is the entire agreement between the parties. This Agreement supersedes any other communications with respect to the Software and Documentation. This Agreement may not be modified except by a written addendum issued by a duly authorized representative of McAfee. No provision hereof shall be deemed waived unless such waiver shall be in writing and signed by McAfee or a duly authorized representative of McAfee. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. The parties confirm that it is their wish that this Agreement has been written in the English language only.

12. MCAFEE CUSTOMER CONTACT. If you have any questions concerning these terms and conditions, or if you would like to contact McAfee for any other reason, please call (408) 988-3832, fax (408) 970-9727, or write: McAfee Software, 3965 Freedom Circle, Santa Clara, California 95054. http://www.mcafee.com.

Statements made to you in the course of this sale are subject to the Year 2000 Information and Readiness Disclosure Act (Public Law 105-271). In the case of a dispute, this Act may reduce your legal rights regarding the use of any statements regarding Year 2000 readiness, unless otherwise specified in your contract or tariff.

                                    EXHIBIT C

                                  SUPPORT TERMS